Exhibit 10.24

DESCRIPTION OF COMPENSATION OF DIRECTORS

First Data Corporation directors do not receive compensation.  However, all of the directors of First Data Corporation are also directors of our parent company, First Data Holdings Inc. (“Holdings”).  The Board of Directors of Holdings has approved compensation for each non-employee directors of Holdings, beginning in 2008, of $40,000 per year payable in semi-annual installments.  Directors may make an election to defer compensation earned in each calendar year under the First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan.  All amounts deferred will accrue earnings based on the performance of Holdings common stock and be paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.